COMPLIANCE SERVICES AGREEMENT


     AGREEMENT  effective  as of the 1st day of  October,  2004,  between  ASSET
MANAGEMENT FUND LARGE CAP EQUITY INSTITUTIONAL FUND, INC. (the "Fund"), a New York corporation having its principal place of business at 655 Third Avenue, Suite 816, New York, New York 10017, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio limited partnership having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and will become subject to the requirements of Rule 38a-1 under the 1940 Act, which requires each registered investment company to adopt policies and procedures that are reasonably designed to prevent it from violating the federal securities laws;

     WHEREAS, BISYS performs certain management and administration services for the Fund under an administration agreement between BISYS and the Fund dated August 1, 1999 (as amended to date, the "Administration Agreement");

     WHEREAS, BISYS is willing to perform the services enumerated in this Agreement on the terms and conditions set forth in this Agreement; and

     WHEREAS, BISYS and the Fund wish to enter into this Agreement in order to set forth the terms under which BISYS will perform the services enumerated herein on behalf of the Fund, and to supplement and clarify certain provisions of the Administration Agreement.

     NOW, THEREFORE, in consideration of the covenants herein contained, the Fund and BISYS hereby agree as follows:

     1. COMPLIANCE SERVICES.

     (a) The Fund has adopted the written compliance polices and procedures which, in the aggregate, are deemed by the Board of Directors of the Fund (the "Board") to be reasonably designed to prevent the Fund from violating the provisions of the Federal securities laws applicable to the Fund (the "Applicable Securities Laws"), as required under Rule 38a-1 under the 1940 Act (the "Fund Compliance Program").

     (b) The Fund agrees to provide BISYS with copies of its current compliance policies and procedures and furnish (and use reasonable good faith efforts to cause its investment adviser, principal underwriter, administrator and transfer agent (collectively, "Service Providers") other than BISYS and its affiliates to furnish) all such additional information as may reasonably relate to the Fund Compliance Program. Such information shall include compliance and related information pertaining to the Service Providers' activities relating to the Fund.


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     (c) BISYS will  provide  the  following  services  in  relation to the Fund
Compliance Program during the term of this Agreement: (i) make an individual acceptable to the Board available to serve as the Fund's Chief Compliance Officer to administer the Fund Compliance Program, to the extent provided in
Section 2(a) below; (ii) through the Chief Compliance Officer, assist in maintaining the written policies and procedures comprising the Fund Compliance Program, as may be amended from time to time; (iii) through the Chief Compliance Officer, prepare and evaluate the results of annual reviews of the Fund Compliance Program and the compliance policies and procedures of the Service Providers; (iv) provide support services to the Chief Compliance Officer of the Fund, including support for conducting an annual review of the Fund Compliance Program and the compliance policies and procedures of Service Providers; (v) through the Chief Compliance Officer and otherwise in support of the Fund Compliance Program, develop standards for reports to the Board by Service Providers; (vi) through the Chief Compliance Officer, develop standards for reports to the Board by the Chief Compliance Officer; and (vii) through the Chief Compliance Officer and otherwise in support of the Fund Compliance Program, prepare or provide documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of Service Providers.

     2. PROVISION OF CHIEF COMPLIANCE OFFICER

     (a) In connection with the compliance services to be rendered by BISYS pursuant to Section 1 above, and subject to the provisions of this Section 2(a) and to Section 2(b) below, BISYS agrees to make available to the Fund a person to serve as the Fund's chief compliance officer responsible for administering the Fund Compliance Program as provided in paragraph (a)(4) of Rule 38a-1 (the "Chief Compliance Officer"). BISYS' obligation in this regard shall be met by providing an appropriately qualified employee or agent of BISYS (or its affiliates) who, in the exercise of his or her duties to the Fund, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund. In the event that the employment relationship or independent contractor agency relationship between BISYS and any person made available by BISYS to serve as Chief Compliance Officer terminates for any reason, BISYS shall have no further responsibility to provide the services of that particular person, and shall have no responsibility whatsoever for the services to the Fund or other activities of such person provided or occurring after such termination regardless of whether or not the Board terminates such person as Chief Compliance Officer. In such event, upon the request of the Fund, BISYS will employ reasonable good faith efforts to make another person available to serve as the Chief Compliance Officer.

     In connection with BISYS' commitment to make an appropriately qualified person available to serve as Chief Compliance Officer, BISYS shall pay a level of total compensation to such person as is consistent with BISYS' compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location. BISYS shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence.

     The Fund will provide copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Fund as the Chief Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Fund. The Fund shall cooperate with the Chief Compliance Officer and use reasonable good faith efforts to obtain the cooperation of the Service Providers, as well as Fund counsel, independent Director counsel, if any, and the Fund's independent accountants (collectively, the "Other Providers"), and assist the Chief Compliance Officer in preparing, implementing and carrying out the duties of the Chief Compliance Officer under the Fund Compliance Program and Rule 38a-1. In addition, the Fund shall provide the Chief Compliance Officer with appropriate access to the officers and directors of the Fund, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Compliance Program.

     Each party agrees to provide promptly to the other party (and to the Chief Compliance Officer), upon request, copies of other records and documentation relating to the compliance by such party with Applicable Securities Laws (as related to the Fund Compliance Program of the Fund), and each party also agrees otherwise to assist the other party (and the Chief Compliance Officer) in complying with the requirements of the Fund Compliance Program and Applicable Securities Laws.

     (b) It is mutually agreed and acknowledged by the parties that the Chief Compliance Officer will be an officer of the Fund. The provisions of Section 2(a) are subject to the internal policies of BISYS concerning the activities of its employees and their service as officers of funds (the "BISYS Policies"), a copy of which shall be provided to the Fund upon request.

     The Fund shall provide coverage to the Chief Compliance Officer under its directors and officers liability policy that is appropriate to the Chief Compliance Officer's role and title, and consistent with coverage applicable to the other officers of the Fund.

     In appropriate circumstances, the Chief Compliance Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the BISYS Policies with respect to the Fund, (b) an ongoing pattern of conduct involving the continuous or repeated violation of Applicable Securities Laws by the Fund, or (c) a material deviation by the Fund from the terms of this Agreement governing the services of such Chief Compliance Officer that is not caused by such Chief Compliance Officer. In addition, the Chief Compliance Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Fund or its Other Providers to make an informed determination regarding any of the matters listed above.

     Each officer of the Fund may, and the Fund shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Fund, one or more Fund shareholder(s) or any third party which involves an allegation that any executive officer of the Fund failed to exercise his or her obligations to the Fund in a manner consistent with applicable laws.

     Notwithstanding any provision of the Administration Agreement or any other agreement or instrument that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Fund complies with the Applicable Securities Laws, and (b) whenever an employee or agent of BISYS serves as Chief Compliance Officer of the Fund, as long as such Chief Compliance Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Fund (and would not otherwise be liable to the Fund by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Fund shall indemnify the Chief Compliance Officer and BISYS and hold the Chief Compliance Officer and BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of BISYS as Chief Compliance Officer of the Fund as provided in the Fund's Certificate of Incorporation and By-laws.

     3.  FEES AND EXPENSES

     (a) BISYS shall be entitled to receive from the Fund the amounts set forth on Schedule A hereto, reflecting the amounts charged by BISYS for the performance of services under this Agreement. The fees hereunder shall be in addition to all fees and expenses charged by BISYS under the Administration Agreement.

     (b) In addition to paying BISYS the fees set forth in Schedule A, the Fund agrees to reimburse BISYS for all of its actual out-of-pocket expenses reasonably incurred in providing services under this Agreement, including but not limited to the following:

            (i) All reasonable out of pocket costs incurred in connection with BISYS' provision of a Chief Compliance Officer to the Fund in connection with compliance services, including travel costs for attending Board meetings, conducting due diligence of Service Providers pursuant to a policy approved by the Board; and

            (ii) The reasonable costs incurred by BISYS in connection with the Fund Compliance Program, including those costs incurred by or with respect to Other Providers, in providing reports to the Chief Compliance Officer under the Fund Compliance Program pursuant to a policy approved by the Board.

     (c) All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.

     4.  INFORMATION TO BE FURNISHED BY THE FUND

     (a) The Fund has furnished or shall promptly furnish to BISYS copies of the following, as amended and current as of the date of this Agreement:

       (i) The Fund Compliance Program or the various policies and procedures of the Fund that have been adopted through the date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance Program, including the compliance programs of Service Providers other than BISYS, as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program.

     (b) The Fund shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 4(a) hereof, forthwith upon such amendments or changes becoming effective. In addition, the Fund agrees that no amendments will be made to the Fund Compliance Program, which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Fund first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

     (c) BISYS may rely on all documents furnished to it by the Fund and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Fund pursuant to Section 4(a), and shall be entitled to indemnification in accordance with Section 2(b) with regard to such reliance.

     The  Fund  represents  and  warrants  that  (i)  the  provision  of a Chief
Compliance Officer of the Fund by BISYS, as provided in Section 2 of this Agreement, has been approved by the Board, and (ii) the individual nominated by BISYS as the Fund's Chief Compliance Officer has been approved and appointed as an officer of the Fund by the Board.

     5. TERM AND TERMINATION

     (a) The compliance services to be rendered by BISYS under this Agreement (the "Compliance Services") shall commence upon the date of this Agreement and shall continue in effect for one (1) year, until September 30, 2005, unless earlier terminated pursuant to the terms of this Agreement. During such one year term, the Compliance Services may be terminated upon thirty (30) days notice in the event there is "cause," as defined in the Administration Agreement. Following the one year anniversary of the date of this Agreement, the Compliance Services may be terminated by either party for "cause," as provided above, or by providing the other party with ninety (90) days written notice of termination.

     (b) Notwithstanding anything in this Agreement to the contrary, including but not limited to the provisions of Section 5(a), all of the obligations of BISYS hereunder shall terminate automatically upon any termination of the Administration Agreement.

     6. NOTICE

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Fund, to 655 Third Avenue, Suite 816, New York, New York 10017; Attn: President (with a copy to the Fund's legal counsel at such address as may be provided to BISYS from time to time); and if to BISYS, at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     7. GOVERNING LAW AND CERTAIN MATTERS RELATING TO THE FUND

     This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents or employees of the Fund personally, but shall bind only the property of the Fund. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Fund, acting as such, and neither such authorization by the Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the property of the Fund.

     8. REPRESENTATIONS AND WARRANTIES

     Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     9. MISCELLANEOUS

     (a) Except as expressly provided in this Agreement, the terms of the Administration Agreement shall apply to the services rendered under this Agreement and the general provisions thereof shall be used on a residual basis to construe any issues arising under this Agreement that are not addressed by the express terms of this Agreement. Except as provided in this Agreement, the provisions of the Administration Agreement remain in full force and effect (including, without limitation, the term of the Agreement).

     (b) The provisions set forth in this Agreement supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Administration Agreement.

     (c) No amendment or modification to this Agreement shall be valid unless made in writing and executed by both parties hereto.

     (d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                             ASSET MANAGEMENT FUND
                                             LARGE CAP EQUITY INSTITUTIONAL
                                             FUND, INC.



                                             By:
                                                --------------------------------
                                             Name:
                                             Title:


                                             BISYS FUND SERVICES OHIO, INC.


                                             By:
                                                --------------------------------
                                             Name:
                                             Title:

                                   SCHEDULE A


                        TO COMPLIANCE SERVICES AGREEMENT


                              DATED OCTOBER 1, 2004



COMPLIANCE SERVICES FEES


The Fund shall pay BISYS an annual fee of $25,000. The annual fee set forth above shall be payable in equal monthly installments.

All recurring fees set forth above shall be subject to adjustment annually commencing on the one-year anniversary of the date of this Agreement by the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.

OUT OF POCKET EXPENSES
Out of pocket expenses are not included in the above fees and shall also be paid to BISYS in accordance with the provisions of this Agreement.